EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-158581 on Form S-8 of our report dated June 7, 2010, relating to the financial statements and supplemental schedule and supplementary information by fund of the Allstate 401(k) Savings Plan (the “Plan”) appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 22, 2010